Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Austin Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value	—	—		—	—	—	—
	Other	Warrants	—	—		—	—	—	—
	Other	Subscription Receipts	—	—		—	—	—	—
	Equity	Units	—	—		—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	$100,000,000	(2)	N/A	$100,000,000	$0.0001102	$11,020
	Total Offering Amounts						$100,000,000		$11,020
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$11,020

1)	There are being registered under this Registration Statement such indeterminate number of common shares, warrants, subscription receipts, and units of Austin Gold Corp. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed US$140,000,000. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.